PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated March 14, 2003)                 Registration No. 333-103610







                               BIOPURE CORPORATION

                     Up to 5,548,480 Shares of Common Stock
              Warrants to Purchase 1,109,696 Shares of Common Stock





                              ____________________


     The purpose of this prospectus supplement is to provide supplemental information regarding Biopure Corporation in connection with the offering of 5,548,480 shares of its class A common stock and warrants to purchase 1,109,696 shares of its class A common stock as described in Biopure's prospectus dated March 14, 2003. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

     See "Risk Factors" beginning on page 3 of the prospectus to read about risks that you should consider before buying shares of Biopure's common stock and warrants to purchase its common stock.

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

                              ____________________





The date of this Prospectus Supplement is March 25, 2003.


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                                TABLE OF CONTENTS

Prospectus Supplement

PLAN OF DISTRIBUTION.........................................................S-1


Prospectus

BIOPURE CORPORATION............................................................2

RISK FACTORS...................................................................3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION....................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS........................................................12

DESCRIPTION OF WARRANTS.......................................................22

WHERE YOU CAN FIND MORE INFORMATION...........................................22

USE OF PROCEEDS...............................................................23

PLAN OF DISTRIBUTION..........................................................24

LEGAL MATTERS.................................................................26

EXPERTS.......................................................................26


                              PLAN OF DISTRIBUTION

     We intend to sell an aggregate of up to 5,548,480 shares of our class A common stock at a price of $2.42 per share directly to several investors for aggregate proceeds, before expenses, of up to $13,427,321. Each investor will receive a warrant to purchase a share of our class A common stock for every five shares purchased. The warrants have an exercise price of $3.63 per share, subject to customary anti-dilution provisions, and have a term of five years, except that at any time on or after September 25, 2005, we may deliver notice to the holders of the warrants requiring them to exercise their warrants within the next twenty business days. We can deliver such a notice only if the average of the daily volume weighted average price per share of the class A common stock over the ten consecutive trading days immediately preceding our notice is more than twice the exercise price of the warrants. Warrants that are not exercised during those twenty business days will be void. Thomas A. Moore, our President and Chief Executive Officer, and David N. Judelson, one of our directors and the Vice Chairman of our Board of Directors, each intend to purchase 206,612 shares of class A common stock and warrants to purchase 41,322 shares of class A common stock for a total purchase price of $500,000 each. HTV Industries, Inc. and persons affiliated with it intend to purchase 516,529 shares of class A common stock and warrants to purchase 103,306 shares of class A common stock for a total purchase price of $1,250,000. Daniel P. Harrington, one of our directors, is the President of HTV Industries, Inc.


                                      S-2